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                                                                    EXHIBIT 11.5


               THE CARBIDE/GRAPHITE GROUP, INC. AND SUBSIDIARIES
                       CALCULATION OF EARNINGS PER SHARE
                 For the Fiscal Year and Each of the Quarters
                    in the Fiscal Year ended July 31, 1997
             (in thousands, except share and per share information)

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                                                1st Quarter  2nd Quarter  3rd Quarter  4th Quarter   Fiscal 1997
                                                -----------  -----------  -----------  -----------   -----------
Earnings Information:
---------------------
Income from continuing operations.............       $3,523       $4,621       $4,748       $5,536       $18,428
Extraordinary loss on early
   extinguishment of debt, net................            -            -            -         (126)         (126)
                                                -----------  -----------  -----------  -----------   -----------
Net income applicable to Common Stock.........       $3,523       $4,621       $4,748       $5,410       $18,302
                                                ===========  ===========  ===========  ===========   ===========

Common and Common Equivalent Shares:
------------------------------------
   Weighted average shares outstanding........    8,335,522    8,493,855    8,606,439    8,632,272     8,517,022
   Common shares issuable upon exercise
      of outstanding stock options:
      Primary.................................      441,659      303,616      218,485      208,603       305,684
      Fully diluted...........................      441,696      317,640      223,536      235,556       348,718
                                                -----------  -----------  -----------  -----------   -----------
   Common and common equivalent
      shares outstanding for the period:
      Primary.................................    8,777,181    8,797,471    8,824,924    8,840,875     8,822,706
      Fully diluted...........................    8,777,218    8,811,495    8,829,975    8,867,828     8,865,740
                                                ===========  ===========  ===========  ===========   ===========

Earnings per Share Information:
-------------------------------
   Income from continuing operations:
      Primary.................................     $0.40        $0.53         $0.54        $0.63         $2.09
      Fully diluted...........................     $0.40        $0.52         $0.54        $0.62         $2.08
   Net income applicable to Common Stock:
      Primary.................................     $0.40        $0.53         $0.54        $0.61         $2.07
      Fully diluted...........................     $0.40        $0.52         $0.54        $0.61         $2.06
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